Exhibit 10.2

ENVIRONMENTAL SERVICES AGREEMENT

This ENVIRONMENTAL SERVICES AGREEMENT (“Agreement”) has been made and entered into by and between the following parties:

Atlanta Gas Light Company ("AGLC"), a Georgia corporation, having a place of business at: Ten Peachtree Place, Suite 1000 Atlanta, Georgia 30309		MACTEC Engineering and Consulting, Inc. ("Consultant"), a Delaware corporation, having a place of business at: 3200 Town Point Drive, NW, Suite 300 Kennesaw, GA 30144
Attention:	Shannon Scruggs	Attention:	David Price
Telephone:	404-584-3719	Telephone:	770-421-7022
Facsimile:	404-584-4189	Facsimile:	770-421-3486
E-mail:	sscruggs@aglresources.com	E-mail:	dprice@mactec.com

W I T N E S S E T H

WHEREAS, the effective date of this Agreement is the 16th day of July, 2009 (“Effective Date”); and

WHEREAS, the Consultant is engaged in the environmental consulting, engineering, and remediation business; and

WHEREAS, AGLC desires to contract for environmental services (“Services”) to be performed from time to time at AGLC’s sole discretion; and

WHEREAS, this Agreement expresses the terms and conditions upon which the Consultant will furnish the Services to AGLC; and

WHEREAS, sometimes Consultant and AGLC are referred to herein individually as “Party” and collectively as “Parties”;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the undersigned Parties agree as follows:

1.           The Services.

1.1           Subject to the terms and conditions of this Agreement, Consultant hereby agrees to perform the Services for AGLC as called for in this Agreement and the scope of Services which is attached hereto as Exhibit “A” (“Scope of Services”).  AGLC may request additional services to be performed by the Consultant.  All such additional services shall be included as part of the Services and shall be subject to the terms and conditions of this Agreement, unless otherwise specifically agreed to in writing by Consultant and AGLC.

1.2           In performing the Services, the Consultant is an independent contractor and shall maintain complete control over its employees. The Consultant’s field personnel shall be trained and qualified to perform the Services.  Except as otherwise agreed by the Parties hereto, Consultant is not authorized to speak on behalf of or obligate AGLC in any way.  The Consultant shall perform the Services and the Consultant shall not engage any subcontractors without the express written permission of AGLC.

1.3           All reports, data, models, worksheets, spreadsheets, photographs, drawings, drafts, and other project information developed by the Consultant in the execution and performance of the Services shall be the property of AGLC upon payment in full therefor, except that the Consultant may retain one copy thereof for its records.

1.4           In performing the Services, the Consultant shall comply with all applicable laws, regulations and consent orders governing the Services, including but not limited to the Georgia Hazardous Site Response Act (O.C.G.A. §§ 12-8-90 et seq); Georgia Hazardous Waste Management Act (O.C.G.A. §§ 12-8-60 et seq); and to the extent applicable to the Services, the Consent Orders between AGLC and Georgia Environmental Protection Division, Order No. EPD-HW 1390 and Order No. EPD-HSR-227, plus such amendments and modifications by subsequent submittals or correspondence referencing these Orders as may be made hereafter (“Environmental Requirements”).

1.5           The Services shall be completed in the time frame agreed upon by the Parties hereto as set forth in the Scope of Services and any subsequent schedule for the Services that is approved in writing by AGLC and Consultant.  Except as otherwise set forth in this Agreement, time is of the essence for performance of the Services.

1.6           Consultant shall be reasonably available for meetings with AGLC and/or AGLC’s representative.  As called upon by AGLC from time to time, both during the conduct of the Services and thereafter, for additional compensation, Consultant shall assist AGLC in any litigation matters pertaining to the Services, and shall assist AGLC in negotiations and other dealings with local, state and federal regulatory agencies.

1.7           Consultant warrants to AGLC that Consultant will reasonably monitor, evaluate, and adjust its information security systems and procedures in response to relevant changes in technology, changes in the sensitivity of AGLC's Confidential Information (hereinafter defined) as reasonably determined by AGLC, and internal and external threats to information security.  Consultant will promptly notify AGLC of any material unauthorized possession, use, or knowledge, or attempt thereof, of the data-processing files, transmission messages or other proprietary information by any person or entity that may become known; the effect of such; and the corrective action taken in response thereto.

1.8           Consultant will make and keep, and request its subcontractors to make and keep, complete and systematic written records of all Services performed and expenses and receipts therefor incurred under this Agreement.  Such records will include records relevant to any costs or expenses incurred by Consultant, its employees or subcontractors and the employees or subcontractors of same, and Consultant will preserve, and request its subcontractors to preserve, all such records until seven (7) years after work is completed hereunder.  During the term of this Agreement and for seven (7) years thereafter, AGLC will have the right to inspect and copy such records during Consultant's regular working hours, and at the place where Consultant maintains such records, and such records may be used by AGLC, without limitation, subject to any limitations regarding its use of proprietary information set forth in this Agreement, if any.

2.           Additional Services.

2.1           AGLC reserves the right, by written notice to Consultant (“Change Directive”), to make changes in the Services so long as such changes do not materially and adversely affect the price or schedule for performing the Services (“Amended Work”).  Consultant shall proceed with the Amended Work promptly after receipt and acceptance of a Change Directive.

2.2           AGLC may from time to time during the term of this Agreement request that Consultant perform a service that would materially affect its cost of performing the Services and/or the schedule for performing the core Services (“Additional Work”), including requests for services based on changes to this Agreement.  Upon receipt of such a request from AGLC, Consultant shall provide AGLC with:

(a)	a written description of the Additional Work Consultant anticipates performing, if any;

(b)	a schedule for commencing and completing the Additional Work;

(c)	Consultant’s charges for the Additional Work and any proposed additional or modified terms and conditions; and

(d)	an estimate of the human resources necessary to provide the Additional Work.

2.3           Consultant shall not begin performing any Additional Work until AGLC has provided Consultant with written authorization to perform the Additional Work (“Change Orders”).  If AGLC authorizes Consultant to provide the Additional Work, then the Parties shall execute a Change Order, which shall incorporate by reference the terms of this Agreement and set forth the mutually-agreeable additional terms and conditions applicable to the provision of the Additional Work.

2.4           Until such time as any Amended or Additional Work is incorporated into the Annual Budget (as defined in Paragraph 3.8 herein), Consultant shall submit separate monthly invoices for all Amended or Additional Work as provided in Paragraph 3.2 herein, and AGLC shall pay such invoices (except Disputed Items as defined in Paragraph 3.4 herein) in accordance with Section 6. herein.

3.           Payment and Fees.

3.1           As full consideration for complete and satisfactory performance of the Services over the term of this Agreement, AGLC will pay Consultant for the Services according to the schedule of fees and costs set forth on the Consultant’s Fee Schedule attached hereto as Exhibit “B” (“Fee Schedule”).  The Fee Schedule shall remain fixed for the duration of this Agreement unless modified in writing by AGLC and Consultant.  The cost of the Services shall not exceed the amount set forth on the Annual Budget (as defined in Paragraph 3.8 herein) without the prior written authorization of AGLC.

3.2           Consultant shall submit monthly invoices reflecting all fees and costs incurred during the preceding thirty (30) days. All costs and expenses related to or incurred by the Consultant in performance of the Services shall be individually listed and itemized; and all such costs and expenses, including but not limit to, travel and travel-related expenses and incidentals, shall be reasonable and shall be incurred directly as a result of the Consultant’s performance of the Services.  AGLC agrees to review Consultant’s invoices and pay the Consultant all undisputed amounts for the Services on Net thirty (30) Days payment terms. Consultant shall submit such documentation with the invoices as AGLC may reasonably require.

3.3           Should the Consultant or any employee of the Consultant be called or asked to provide testimony or other evidence by any party, whether at deposition, hearing or trial, in relation to the Services, AGLC shall pay for the reasonable expenses and labor at appropriate unit rates to the extent the party compelling or requesting the testimony does not provide such compensation.

3.4           AGLC may dispute any item on an invoice that it reasonably believes deviates from the Services or the requirements of this Agreement (collectively, “Disputed Items”).  The amount of the Disputed Items will be deducted from the invoice, and the undisputed portions of the invoice will be paid in accordance with this Section.

3.5           Payments otherwise due Consultant from AGLC may be withheld by AGLC, without payment of interest, on account of  Services not performed, defective Services performed and not remedied by Consultant, unpaid labor materials bills, or unpaid claims of any kind agreed to be paid by Consultant under this Agreement.  Consultant agrees to defend, indemnify and hold AGLC harmless from any claims, demands, liabilities and damages arising from any such properly withheld payment.  If and when the cause or causes for withholding payments are remedied or removed without cost to AGLC, and satisfactory evidence of such remedy has been presented to AGLC, the withheld payment will be promptly made by AGLC to Consultant.  If Consultant fails to remedy such cause within thirty (30) days after written notice from AGLC, AGLC may remedy the cause and deduct the  necessary cost of such remedy from the amount due Consultant; provided, however, AGLC is not obligated to pay any bills of, or claims against, Consultant from payments withheld, but may do so at its sole discretion.

3.6           Notwithstanding any other provision of this Agreement to the contrary, AGLC is under no duty or obligation whatsoever to any vendor, materials provider, subcontractor, subconsultant, laborer or other party to ensure that payments due and owing by Consultant to any of them are or will be made.  Such parties shall look to Consultant for remedy of nonpayment by Consultant.  Consultant agrees to defend and resolve all claims for payment made by Consultant’s subcontractors, subconsultants, indemnifying AGLC for all such claims arising from or resulting from Consultant’s subcontractors, subconsultants, suppliers, material men or laborers in connection with the Services.

3.7           Consultant’s obligation to perform and complete the Services in accordance with the applicable provisions of this Agreement shall not be alleviated by approval of any invoice, nor any payment by AGLC to Consultant, under this Agreement, nor any use or occupancy of the Services or any part thereof by AGLC, nor any act of acceptance by AGLC, nor any failure to do so, nor any correction of defective Services by AGLC, none of which will constitute an acceptance of Services not in accordance with this Agreement or a release of Consultant’s obligation to perform the Services in accordance with this Agreement.

3.8           At least ninety (90) days prior to the end of the period from June 1 through May 31 and at least ninety (90) days prior to the end of each 12-month period thereafter, Consultant will submit to AGLC a detailed budget for the Services for such upcoming 12-month period, which shall reflect costs which are anticipated to be incurred for performance of the Services at each site and for any Amended or Additional Work requested by AGLC.  Within thirty (30) days of receipt of the budget, AGLC shall review and comment on same and Consultant shall promptly submit a revised draft of the budget to AGLC.  The budget after modifications are made thereto and after approval thereof by AGLC and acceptance by Consultant shall constitute the “Annual Budget”.  The Annual Budget shall not be modified unless a Change Directive or Change Order for Amended or Additional Work (as described in Section 5.) is issued.  All approved modifications to the Annual Budget shall be documented in the form of a Change Order.

4.           Representations and Warranties.

4.1           The Consultant hereby represents to AGLC that the Consultant is qualified and duly licensed as required under applicable laws, regulations, and ordinances and has the ability, skill and resources necessary to perform the Services.  The Consultant warrants that the Services, Amended Work and Additional Work will be performed in a thorough and efficient manner, promptly and in a manner consistent with the generally accepted level of care and skill ordinarily exercised by professional engineers and other professionals performing services of a similar nature, taking into account the standards, technology, laws, and requirements existing at the time the Services, Amended Work and Additional Work are performed (“Standard of Care”).

4.2           Consultant understands and acknowledges that the Services may involve the management and control of activities involving hazardous and toxic substances and may involve Environmental Requirements related thereto.  Consultant represents and warrants that it is technically, physically, financially, and legally ready, willing, and able to perform the Services hereunder and that it is familiar with and knowledgeable about the Environmental Requirements.  Consultant warrants that the Services shall be (A) conducted in accordance with the Standard of Care and (B) safely, lawfully and timely performed.

4.3           Consultant acknowledges and agrees that AGLC is relying upon Consultant’s special and unique abilities and the accuracy, competence, and completeness of Consultant’s Services, and that the Services will be relied upon by AGLC to satisfy governmental and other requirements.

4.4           To the extent the Services include preparation of designs, specifications, procedures, or other particulars for the Services, Consultant also represents and warrants that the same will be appropriate for, and will achieve compliance with the applicable Environmental Requirements; provided, however, that if the design cannot achieve compliance with the Environmental Requirements due to unforeseen and/or concealed conditions, then this representation and warranty shall not apply to the extent of such conditions.

5.           Insurance.

5.1           Unless otherwise agreed to in writing, Consultant will, at its own expense, carry and maintain during the term of this Agreement insurance coverages  in amounts equal to what is specified on Exhibit “C” attached hereto and incorporated herein.  All insurance policies or bonds required by this Agreement will be issued by insurance companies authorized to do business within the State of Georgia and any other state in which the Services are to be performed with an A.M. Best Key Rating of not less than "A:VII".  Consultant will also be responsible for requiring that its subcontractors comply with the insurance requirements of this Section.

5.2           The Consultant’s insurance policies shall contain a provision under which the insurer waives any and all rights to subrogation it may have against AGLC or Consultant, because of any payment made under any such policy of insurance.  The Consultant shall include AGLC as an additional insured on the coverages and limits for Commercial General Liability and Excess/Umbrella Liability.  The Consultant shall provide AGLC with a certificate of insurance evidencing the above coverages.

5.3           ALL SUCH INSURANCE SHALL BE OBTAINED, AND CERTIFICATES THEREFOR DELIVERED TO AGLC, PRIOR TO COMMENCEMENT OF ANY SERVICES BY CONSULTANT UNDER THIS AGREEMENT.   Said certificates shall provide that no such insurance shall be canceled prior to thirty (30) calendar days prior written notice of cancellation (ten (10) days in the event of cancellation due to nonpayment of premium) having first been delivered to AGLC by the insurance companies which have issued the insurance.

5.4           The Consultant shall comply with all conditions and other requirements of the insurance coverage described above necessary to preserve coverage on behalf of the Consultant or AGLC.  AGLC shall have the right, but not the duty, to take whatever actions it deems necessary to comply with conditions or other requirements of said insurance policy, including, without limitation, to provide appropriate notices to insurance carriers.

6.           Subcontractors.

6.1           Consultant shall perform the Services utilizing its own personnel and through the use of subcontractors and subconsultants.  Consultant must obtain AGLC approval for all laboratories used by Consultant for any of the Services.  Consultant agrees that it is as fully responsible to AGLC for the work of Consultant’s subcontractors and subconsultants, sub-subcontractors, and persons either directly or indirectly employed by Consultant, as it is for the work of persons directly employed by Consultant, it being understood and agreed that, in the event any part of the Services to be performed under this Agreement is subcontracted by Consultant, Consultant shall be and remain fully responsible and liable for such Services under the terms of this Agreement to the same extent, and for all intents and purposes, as if Consultant had directly performed such Services.  Except as otherwise expressly provided herein, nothing contained in this Agreement shall create any contractual relationship between any subcontractor, or subconsultant of Consultant and AGLC.  AGLC shall have no obligation to pay or to require others to pay any moneys to any subcontractor or subconsultant.

6.2           To the extent Consultant engages subcontractors or subconsultants to perform Services, as a condition of payment of any monthly invoice reflecting final payment by Consultant to such subcontractor or subconsultants, Consultant shall furnish a conditional release of all payment claims and final payment lien waivers from such subcontractor or subconsultant to AGLC in such form and substance that complies with O.C.G.A. §44-14-366(d) and is reasonably acceptable to AGLC.

6.3           Consultant shall require each and every subcontractor or subconsultant, to the extent of the work to be performed by the subcontractor or subconsultant, to be bound to Consultant by the terms of this Agreement, and to assume toward Consultant all the obligations and responsibilities which Consultant, by this Agreement, assumes toward AGLC.  Further, Consultant agrees to obtain and pass-through from its subcontractor or subconsultants, to and for the benefit of AGLC, the same warranties provided by Consultant to AGLC as set forth in this Agreement.  Said subcontract agreement shall preserve and protect the rights of AGLC under this Agreement with respect to the work to be performed by the subcontractor or subconsultant so that the subcontracting thereof will not prejudice such rights. Such subcontract agreement will require the subcontractor or subconsultant to abide by the applicable insurance requirements of Section 5. hereof, and all subcontract agreements shall, by their respective terms, be assignable to AGLC for no additional consideration.

7.           Term and Termination or Suspension.

7.1           This Agreement will commence as of the Effective Date and will continue thereafter for a period of three (3) years, terminating on April 1, 2012 unless earlier terminated in accordance with the provisions of this Agreement

7.2           The Services may be terminated and canceled upon written notice to the Consultant by AGLC, with or without cause, at any time.  Except in the case of termination for cause, in the event of such cancellation, AGLC will reimburse the Consultant for all Services performed up to the effective date of the cancellation in accordance with the basis for payment and reimbursement set forth herein, in addition to the expenses incurred by Consultant in terminating any contract or lease entered into in conjunction with the Services that cannot be cancelled without adverse financial consequences, if any, to the Consultant (“Termination Expenses”).

7.3           AGLC shall be entitled to terminate this Agreement, in whole or in part (a) for cause upon written notice if Consultant breaches any material obligation under this Agreement and fails to cure said breach within seven (7) days of receipt of such notice; and (b) at any time without cause and in its sole discretion upon seven (7) days prior written notice to Consultant.  Upon any such termination, AGLC agrees to pay to Consultant all undisputed fees incurred prior to the date of such termination in addition to Termination Expenses.

8.           Indemnification.

8.1           The Consultant agrees to indemnify, hold harmless, and defend AGLC from and against any and all liabilities, claims, penalties, forfeitures, suits, and the costs and expenses incident thereto (including costs of defense, settlement, and reasonable attorneys’ fees), which AGLC may hereafter incur, become responsible for, or pay out, to the extent resulting from (i) an error or omission in Consultant’s performance of the Services; (ii) Consultant’s breach of any material term or provision of this Agreement; or (iii) any negligent or willful act or omission of Consultant, its employees or subcontractors in the performance of Services under this Agreement; or (iv) any violation of governmental laws, regulations or orders, relating to or arising from the Services.

8.2           AGLC agrees to defend, hold harmless and indemnify the Consultant from and against any and all claims and liabilities, except from those arising from the circumstances set forth in Paragraph 8.1 above, to the extent resulting from (i) AGLC’s breach of any material term or provision of this Agreement; or (ii) any negligent or willful act or omission of AGLC, its employees or subcontractors in the performance of Services under this Agreement; or (iii) any violation of governmental laws, regulations or orders, relating to or arising from the Services.

8.3           In connection with toxic or hazardous substances or constituents and to the maximum extent permitted by law, AGLC agrees to defend, hold harmless and indemnify the Consultant from and against any and all claims and liabilities, except from those arising from the circumstances set forth in Paragraph 8.1 above, resulting from:

8.3.1           AGLC’s violation of any federal, state or local statute, regulation or ordinance relating to the management or disposal of toxic or hazardous substances or constituents.

8.3.2           AGLC’s undertaking of or arrangement for the handling, removal, treatment, storage, transportation or disposal of toxic or hazardous substances or constituents found or identified at the Site.

8.3.3           The existence of any type of Waste, hazardous, material, chemical, compound, or hazardous substance, or any other type of environmental hazard, contamination, or pollution, whether latent or patent, or the release thereof or the violation of any law or regulation relating thereto, existing at the Site prior to commencement of Consultant’s Services (“Pre-Existing Condition”).

8.4           Consultant agrees to give prompt notice to and cooperate with AGLC in the response to and defense of any claim subject to the indemnity provisions of subparagraph 8.2, above.

8.5           Procedures. The obligations of each Party (“Indemnitor”) in Paragraphs 8.1 and 8.2 of this Agreement to indemnify, defend, and hold harmless the other Party (“Indemnitee”) shall be subject to the following:

8.5.1           Indemnitee shall provide Indemnitor with prompt notice of the claim giving rise to such obligation; provided, however, that any failure or delay in giving such notice shall only relieve Indemnitor of its obligations under this Section 8. to the extent it reasonably demonstrates that its defense or settlement of the claim or suit was adversely affected thereby.

8.5.2           Indemnitor shall have sole control over the defense and of all negotiations for settlement of such claim or suit.

8.5.3           Indemnitee shall cooperate with Indemnitor in the defense or settlement of such claim or suit, provided that Indemnitee shall be reimbursed for all reasonable out-of-pocket expenses incurred in providing any cooperation requested by Indemnitor. Subject to Paragraph 8.5.2, Indemnitee may participate in the defense of any such claim or suit at its own expense.

8.6           Survival. These indemnification provisions shall survive termination of this Agreement and shall continue until such time as the Services is completed and the Environmental Requirements are satisfied.

9.           Dispute Resolution.

Any and all disputes, claims, or other matters in question between the Parties to this Agreement, or any alleged breach thereof, shall be resolved as set forth herein.

9.1           Initially, each Party shall designate a representative with full authority to settle and resolve the dispute at issue (the “Executive Sponsor”).  The Executive Sponsors shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of resorting to formal mechanisms.  During the course of such negotiations, all reasonable requests for non-privileged information will be honored.  The specific format of the discussions will be left to the Executive Sponsors, but may include the preparation of agreed upon statements of fact or written statements of position furnished by each Party to the other.

9.2           If the Executive Sponsors do not resolve the dispute within fourteen (14) days after a Party invokes the option of resolving the dispute by the Executive Sponsors, then the matter may be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association unless the Parties mutually agree otherwise.

9.2.1
Demand for arbitration shall be filed in writing with the other Party and with the American Arbitration Association.  A demand for arbitration shall be made within a reasonable time after the claim, dispute, or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when a legal action based upon such claim would be barred by the applicable statute of repose or period of limitations.

9.2.2
All decisions of the arbitrators will be in writing and submitted to the Parties and will set forth findings of fact and conclusions of law. In the final award, the arbitrators will divide all costs, other than fees of counsel and expert witness fees incurred in conducting the arbitration, in any manner as the arbitrators deem just and equitable under the circumstances.  Each Party will bear its own legal counsel and expert witness fees.

9.2.3	Judgment on the award of the arbitrators may be entered by any court having jurisdiction over the Party against whom enforcement of the award is being sought.

10.           Confidentiality.

10.1           From time to time, AGLC may disclose to Consultant information that is proprietary, confidential, or otherwise protected (“Confidential Information”).  Such Confidential Information will be marked as “CONFIDENTIAL” or AGLC will otherwise plainly indicate to Consultant the confidential nature of the information.  Such Confidential Information includes, but is not limited to, information that derives value, actual or potential, from not being generally known to the public or to other persons.

10.2           Consultant shall not disclose Confidential Information to any person who does not have a need to know without the express written consent of AGLC.

10.2.1
The obligations set forth in Paragraph 10.2 do not apply if and to the extent that Consultant is legally required to disclose such Confidential Information pursuant to valid legal process, court order, regulatory requirement, or otherwise.

10.2.2
If Consultant receives any request, notice, order, or other requirement to disclose Confidential Information, Consultant shall promptly notify AGLC and cooperate reasonably with AGLC to respond to such request.

10.2.3
Consultant shall protect AGLC’s Confidential Information as is necessary to protect it from being known to unauthorized persons, and in any event no less than the extent to which Consultant protects its own confidential information.

11.           No Conflicts of Interest.

During the term of this Agreement, the Consultant shall not knowingly enter into any activity, employment, or other business that conflict with AGLC’s interests or the Consultant’s obligations under this Agreement.

12.           Notice.

All notices and other communications required or permitted to be given or made under this Agreement shall be in writing and sent by certified mail, return receipt requested, or by a reputable overnight express company, to the persons and at the addresses indicated below:

If to Consultant:                                                                           If to AGLC:
MACTEC Engineering and Consulting, Inc.                           Atlanta Gas Light Company
3200 Town Point Drive, NW, Suite 100                                     Ten Peachtree Place
Kennesaw, GA 30144                                                                   Atlanta, Georgia 30309
Attn:  David Price, Senior Geologist II                                      Attn: William A. Palmer
                                     Chief Corporate Counsel

With a copy to:	With a copy to:
Keith C. Groen, General Counsel	Carol R. Geiger
MACTEC Engineering and Consulting, Inc.	Kazmarek Geiger & Laseter, LLP
1105 Lakewood Parkway, Suite 300	3490 Piedmont Road, Suite 201
Alpharetta, GA 30009	Atlanta, GA 30305

or to such other address for either Party as that Party may, by notice, designate.

13.           Miscellaneous

13.1           Headings.  Paragraph headings are for the convenience of the Parties only and are not to be construed as part of this Agreement.  Should any provision of this Agreement require judicial interpretation, the Parties agree that the court interpreting or construing the same will not apply a presumption that the terms of this Agreement will be more strictly construed against one Party than against the other.

13.2           Governing Law.  This Agreement shall be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia.

13.3           Entire Agreement.  This Agreement and the Additional Terms and Conditions attached hereto as Exhibit “D”, which are incorporated herein, constitute the entire Agreement between the Consultant and AGLC with respect to the Services and all previous representations relative thereto, either written or oral, are hereby annulled and superseded.  No modification shall be binding on AGLC unless it is in writing and signed by AGLC.

13.4           Severability.  The invalidity of any portion, provision, or paragraph of this Agreement shall not affect or render invalid any other portion, provision or paragraph of this Agreement.

13.5           Assignability.  This Agreement shall not be assigned, in whole or in part, without the prior written consent of AGLC.  The duties, obligations, rights and remedies under this Agreement are in addition to and not in limitation of those otherwise imposed or available by law.

13.6           Survivability.  The Parties hereto agree that the obligations, warranties and representations of the Consultant pursuant to Sections 1, 2, 4, 8, 10 shall survive the termination of this Agreement for any reason.

13.7           Force Majeure.  Neither Party will be held liable for failure to fulfill its obligations hereunder if such failure is due to a Force Majeure Event.  A “Force Majeure Event” means an act of war; domestic and/or international terrorism; civil riots or rebellions; quarantines, embargoes and other similar unusual governmental actions; or extraordinary elements of nature or acts of God (other than fire, hurricane, tornado or flood); provided that such Force Majeure Event is beyond the excused Party’s reasonable control, occurs without the excused Party’s fault or negligence, is not caused directly or indirectly by the excused Party and could not have been prevented by the excused Party’s reasonable diligence. Notwithstanding the foregoing, unless agreed to in writing by AGLC, any delay that AGLC, in its sole discretion, deems excessive will be grounds for termination by AGLC if such delay is not cured after ten (10) calendar days written notice of AGLC’s intent to terminate.

13.8 Limitation of Liability. Except for (i) either Party’s (“First Party”) breach of its obligations of confidentiality, security, or representations and warranties (except the Standard of Care) to the other Party, (ii) the claims of First Party against the other Party for indemnification for the other Party’s acts or omissions of negligence in the performance of non-professional Services, or (iii) willful misconduct or fraud, the other Party will not be liable under this Agreement for any indirect, incidental, exemplary, special or consequential damages, including, without limitation, any loss of income, profits or data, even if the First Party has been advised of, or had reason to know of, the possibility of such damages.

13.9   Supplier Diversity.  Consultant acknowledges that AGLC operates a “Second Tier Program” that encourages its prime suppliers to extend subcontracting opportunities to firms owned by minorities, persons with disabilities, and women.  Accordingly, Consultant represents and warrants that Consultant will actively seek qualified minority, women, and disabled-owned businesses to compete for Consultant’s business on a fair and even basis.  Consultant shall provide quarterly reports to Company on its supplier diversity efforts via the Company website:  http://www.aglresources.com/supplierdiversity.

13.10           AGLC Ethics Standards.  While performing its obligations pursuant to this Agreement, Consultant shall:

a)	not engage in any business or activity which interferes with or is in conflict with Consultant’s obligations pursuant to this Agreement;

b)	comply with the highest professional standards of ethics;

c)	not engage in any conduct that is incompetent, dishonest or fraudulent;

d)           comply with AGLC Resources’ Code of Business Conduct.  Consultant acknowledges that it has received a copy of the AGLC Resources’ Code of Business Conduct and that if it has any questions regarding the AGLC Resources’ Code of Business Conduct it will contact the AGLC Resources’ Executive Director of Corporate Compliance at 404-584-3910.  AGLC Resources’ Code of Business Conduct is also available at www.aglresources.com.

IN WITNESS WHEREOF, AGLC and the Consultant have each cause this Agreement to be executed by its duly authorized representative on the day and year set forth.

Atlanta Gas Light Company                                                                       MACTEC Engineering and Consulting, Inc.

By:   /s/  Jeffrey P. Brown _                                                                  By: /s/ Keith C. Groen

Name: _Jeffrey P. Brown_________                                                                           Name: _Keith C. Groen___________

Title:V.P. & Assoc, General Counsel                                                                           Title: _V.P. & General Counsel_______

Exhibit “A”
Scope of Services for Augusta, Georgia

Consultant will provide technical, consulting and engineering support services associated with the former MGP site in Augusta, Georgia, as follows:

1.  At AGLC’s direction, Consultant will provide such technical, engineering and consulting services as are necessary in order to finalize closure for the soils at the former MGP site.

2.  At AGLC’s direction, Consultant will provide the following services:

•	Site Conception Model (SCM) Support: Activities associated with this task include ISS review, residual BPLM impacts review, boring logs review, SCM preparation support, and SCM review.
•	Feasibility Study Support: Groundwater modeling review, technology screening evaluation, remedial technology selection, and feasibility study review.
•
Groundwater Modeling:  Conduct fractured media modeling, assist in porous media and fractured media model integration, assist with preparation of the draft groundwater modeling report, assist with response’s to EPD comments, and assist with preparation of the final groundwater modeling report.

•	Meetings and Consultations: Provide general consulting services associated with the Scope of Services, participate in conference calls and meetings, assist with data review and interface with EPD.
•	Data Gap Support: Conduct soil and/or groundwater sampling and analyses, groundwater monitoring, groundwater well installation, report preparation, and responses to EPD comments.

Exhibit “B”

Fee Schedule

Exhibit “C”
Insurance

Workers' Compensation:
(A)           Workers' Compensation: Statutory
(B)           Employer's Liability:
(1)           Bodily Injury by Accident, for Each Accident: $1,000,000
(2)           Bodily Injury for Each Employee by Disease:  $1,000,000
(3)           Policy Limit for Bodily Injury by Disease:                                                                              $1,000,000

Commercial General Liability:
Written on a per occurrence basis to include coverage for: Broad Form Property Damage; Bodily Injury; Personal Injury; Contractual Liability; Products/Completed Operations.
(A)           Per Occurrence:                                $10,000,000
(B)           Aggregate:                                                      $10,000,000
(C)           Medical Expense per Person per Occurrence: $10,000,000
This policy will be primary and non-contributory.

Automotive Liability:
Such policy will include coverage for all vehicles owned, hired, non-hired, non-owned and borrowed by Contractor in the performance of the Services covered by this Agreement.
Combined Single Limit:   $2,000,000

Umbrella Liability:

(A)           Per Occurrence:   $10,000,000
(B)           Aggregate:                           $10,000,000

Environmental Impairment Liability:
Such coverage shall be applicable to the Services performed under this Agreement.
Per Claim:                      $10,000,000
Aggregate:                      $10,000,000

The Insurance Certificate must be sent to the following address:

AGL Resources Inc.
Insurance Compliance
P.O. Box 12010-AR
Hemet, California  92546-8010

Exhibit “D”

Additional Terms and Conditions

These Additional Terms and Conditions (“Attachment”) are incorporated into the attached Environmental Services Agreement between MACTEC Engineering and Consulting Inc. (“Consultant”) and Atlanta Gas Light Company (“AGLC”) dated May __, 2009 (collectively, “Agreement”).  To the extent that the provisions of this Attachment conflict with or add to the provisions of the aforesaid Agreement, the provisions of this Attachment will prevail.

1.      Standard of Care.  Consultant will perform the Services authorized by this Agreement and in any Change Order as an independent contractor, in accordance with the Standard of Care.  If Consultant fails to perform in accordance with the Standard of Care, AGLC agrees that the damages for which Consultant shall be liable, if any, shall be limited to that proportion of such damages which is attributable to Consultant’s percentage of fault, subject to any other limitations otherwise set forth in this Agreement.

2.     Ownership of Deliverables and Related Documents.  Upon payment in full therefor, all reports, drawings, plans, designs and other documents prepared by Consultant and identified in Consultant’s proposal as deliverable to AGLC (collectively, “Deliverables”), excluding all intellectual property rights therein, will become the property of AGLC.

AGLC agrees as follows: (i) the Deliverables (a) may be used and relied upon only by AGLC, (b) will not be used other than for the former MGP site in Augusta, Georgia (“Project”), but may be submitted for any necessary regulatory approval, (c) may be based in part or in whole on facts and/or assumptions provided to, but not independently verified by, Consultant and (d) will reflect Consultant’s findings as to conditions that existed only at the time the Services were performed; (ii) Consultant makes no representations as to any facts or assumptions provided to, but not independently verified by, Consultant; (iii) any third party who wishes to rely on any Deliverables must first sign Consultant’s Secondary Client Agreement; and (iv) if AGLC requests Deliverables on electronic media, the electronic copy may be inaccurate or incomplete and the document retained by Consultant will be the official document, and any modification(s) of the electronic copy made by AGLC will be at its own risk.  AGLC hereby releases, defends, indemnifies, and holds harmless Consultant from and against all claims, settlements, judgments, awards, costs, expenses, liabilities, damages, penalties and interest, including reasonable attorney’s fees and litigation expenses, (collectively, “Liabilities”) asserted against, or incurred by, Consultant related to the breach by AGLC of any of the foregoing agreements.

3.      Site Operations.  Unless expressly stated in Consultant’s proposal, (i) the Services do not include (a) surveying to determine the location(s) for any test(s), boring(s) or well installation(s) (“Locations”) or (b) the restoration of damage(s) which is reasonably necessary to perform the Services and (ii) any Locations made by Consultant in the field are only estimations.  Any depths, dimensions or elevations used by Consultant in performing the Services are only estimations or approximations.

4.      Site Responsibility.  AGLC will provide Consultant with access to the Project site (“Site”) and all available Site information deemed necessary by Consultant.  The Services do not include supervision or direction of the means, methods or actual work of other consultants, contractors and subcontractors not retained by Consultant.  AGLC agrees that each such other party will be solely responsible for its working conditions and safety on the Site.  Consultant’s monitoring of the procedures of any such other party is not intended to include a review of the adequacy of its safety measures.  It is agreed that Consultant is not responsible for safety or security at the Site, other than for Consultant’s employees, and that Consultant does not have the right or duty to stop the work of others.

5.     Samples and Wastes.  If AGLC directs Consultant to retain any samples after they are tested, Consultant will take reasonable steps to retain them, at AGLC’s expense, but only for a mutually acceptable time.  Consultant reserves the right to refuse storage of any samples.  If the samples or wastes resulting from the Services or any soils or materials contain asbestos, molds, fungi, bacteria, viruses, hazardous materials, radioactive or toxic substances, pollutants and/or their constituents (collectively, “Contaminants”), Consultant, as an independent contractor and at AGLC’s direction and expense, will either (i) return such samples, wastes, soils or materials to, or leave them with, AGLC for appropriate disposal or (ii) using a manifest signed by AGLC as generator and arranger, transport such samples, wastes, soils or materials to an approved facility selected by AGLC for final disposal, using a transporter selected by AGLC.  At no time will Consultant assume possession or title, constructive or express, to any such samples, wastes, soils, or materials.  If AGLC requires Consultant to execute any manifest, AGLC hereby authorizes Consultant to sign solely as an independent contractor for AGLC, and AGLC hereby expressly agrees to remain the sole generator and arranger of such samples, wastes, soils, or materials.

6.      Site Conditions.  Consultant understands and acknowledges that the Services performed hereunder may involve hazardous or toxic substances, wastes and laws, regulations and government agency policy and guidance documents related thereto.  Consultant further acknowledges that it is familiar with and has worked at AGLC’s MGP Sites and is aware of the site conditions at MGP sites.  Should Consultant encounter Conditions which were (i) not reasonably anticipated, (ii) subsurface or otherwise concealed physical Conditions that differed materially from those indicated in this Agreement or from previous experience at AGLC’s MGP sites or (iii) unknown physical Conditions of an unusual nature that differed materially from those ordinarily found to exist and generally recognized as inherent in activities of the character contemplated by this Agreement, Consultant shall promptly provide notice to AGLC before the Conditions are disturbed.  AGLC shall promptly investigate such Conditions.  If, in Consultant’s reasonable opinion, the Conditions cause an increase or decrease in Consultant’s cost of, or time required for, performance of any part of the Services, AGLC shall issue a Change Order with an equitable adjustment in Consultant’s compensation, schedule, or both.  In the event no Change Order is agreed to, Consultant reserves the right to either (i) suspend its performance until a Change Order is agreed to or (ii) discontinue its performance and terminate this Agreement.